Exhibit 99.1

Commonwealth Biotechnologies, Inc. Receives NASDAQ Notice

On July 24, 2009, The NASDAQ Stock Market notified Commonwealth Biotechnologies, Inc. (“CBI”) (NASDAQ: CBTE) that CBI was to be delisted from the NASDAQ Capital Market as a result of a failure to comply with NASDAQ Listing Rule 5550(b) due to a failure to maintain minimum stockholders’ equity of $2.5 million and a failure to file a Form 8-K affirming compliance with Rule 5550(b). Subsequently, CBI requested and was granted a hearing to present its plan for regaining compliance under the Rule. That hearing was convened on September 3, 2009. On October 20, 2009, CBI was notified that the Hearing Panel has granted the request of CBI to remain listed on The NASDAQ Stock Market through January 20, 2010, subject to the condition that, on or before January 20, 2010, CBI evidence shareholders’ equity of at least $2.5 million or demonstrate compliance with one of the alternative listing criteria of NASDAQ Listing Rule 5550(b).

About CBI

CBI offers cutting-edge research and development products and services to the global life sciences industry. CBI now operates through: (1) CBI Services, a discovery phase contract research organization; (2) Fairfax Identity Laboratories, a DNA reference business; (3) Mimotopes Pty Ltd, Melbourne, Australia, a peptide and discovery chemistry business; and (4) Venturepharm (Asia), a contract research consortium specializing in drug discovery and development, process scale-up, formulation development, cGMP manufacturing and clinical trial management. For more information, visit CBI on the web at www.cbi-biotech.com.

Forward Looking Statements

No statement made in this press release should be interpreted as an offer to purchase any security. Such an offer can only be made in accordance with the Securities Act of 1933, as amended and applicable state securities laws. Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in CBI’s filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. Specifically, there can be no assurance (i) that CBI will meet all or any of the conditions outlined in the letter; (ii) that CBI will be able to regain and maintain compliance under the Rule; or (iii) that CBI will remain listed on the NASDAQ Capital Market.

SOURCE: Commonwealth Biotechnologies, Inc.

Commonwealth Biotechnologies, Inc.

Dr. Richard J Freer, COO, 804-648-3820